Exhibit 10.2
Line of Credit Note

$7,650,000.00
Date: May 10, 2013

Promise to Pay. On or before July 1, 2014, for value received, SkyMall, LLC (the "Borrower") promises to pay to JPMorgan Chase Bank, N.A., whose address is 201 N. Central Ave, 21st Floor, AZl-1178, Phoenix, AZ 85004 (the "Bank") or order, in lawful money of the United States of America, the sum of Seven Million Six Hundred and Fifty Thousand and 00/100 Dollars ($7,650,000.00) or so much thereof as may be advanced and outstanding, plus interest on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 360 days at the "Adjusted LIBOR Rate" (the "Note Rate") and at the rate of 3.00% Per Annum above the Note Rate, at the Bank's option, upon the occurrence of any default under this Note, whether or not the Bank elects to accelerate the maturity of this Note, from the date such increased rate is imposed by the Bank.

Definitions. As used in this Note, the following terms have the following respective meanings:

"Adjusted LIBOR Rate" means, with respect to the relevant Interest Period, the sum of (i) the Applicable Margin  plus (ii) the quotient of(a) the LIBOR Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

"Applicable Margin" means 0.50% Per Annum.

"Business Day" means a day (other than a Saturday or Sunday) on which banks generally are open in Arizona and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market.

"Interest Period" means each consecutive one month period, the first of which shall commence on the date of this Note, ending on the day which corresponds numerically to such date one (1) month thereafter, provided, however, that ifthere is no such numerically corresponding day in such first succeeding month, such Interest Period shall end on the last Business Day of such first succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

"LIBOR Rate" means with respect to any LIBOR advance  for any Interest Period, the interest rate determined by  the Bank by reference to Reuters Screen LIBOROI, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the "Service") or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market, to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity equal to such Interest Period. lfno LIBOR Rate is available to the Bank, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by the Bank to be the rate at which the Bank offers to place U.S. dollar deposits having a maturity equal to such Interest Period with first-class banks in the London interbank market at approximately  11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

"Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a  governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for the Bank to maintain or fund the advances evidenced by this Note, then, upon notice to the Borrower by the Bank, the outstanding principal amount, together with accrued interest and any other amounts payable to the Bank under this Note or the Related Documents shall be repaid (a) immediately upon the Bank's demand if such change or compliance with such requests, in the Bank's judgment, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

If the Bank determines that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted LIBOR Rate are not being provided for purposes of determining the interest rate as provided in this Note, then the Bank shall, at the Bank's option, give notice of such circumstances to the Borrower, whereupon (i) the obligation of the Bank to make advances evidenced by this Note shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to the suspension no longer exists, and (ii) the Borrower shall repay in full the then outstanding principal amount of each advance evidenced by this Note, together with accrued interest, on the last day of the then current Interest Period.

In no event shall the interest rate exceed the maximum rate allowed by law. Any interest payment that would for any reason be unlawful under applicable Jaw shall be applied to principal.

The Borrower hereby agrees to pay an effective rate of interest that is the sum of the interest rate provided for in this Note together with any additional rate of interest resulting from any other charges of interest or in the nature of interest paid or to be paid in connection with this Note or the Related Documents.

Interest will be computed on the unpaid principal balance from the date of each borrowing.

Until maturity, the Borrower will pay consecutive monthly installments of interest only commencing May 30, 2013.

The Borrower shall make all payments on this Note and the other Related Documents, without setoff, deduction, or counterclaim, to the Bank at the Bank's address above or at such other place as the Bank may designate in writing. If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, the payment will be made on the next succeeding Business Day. Payments shall be allocated among principal, interest and fees at the discretion of the Bank unless otherwise agreed or required by applicable law. Acceptance by the Bank of any payment that is Jess than the payment due at that time shall not constitute a waiver of the Bank's right to receive payment in full at that time or any other time.

Authorization for Direct Payments (ACH Debits). To effectuate any payment due under this Note or under any other Related Documents, the Borrower hereby authorizes the Bank to initiate debit entries to Account Number                                     at the Bank and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it. The Borrower represents that the Borrower is and will be the owner of all funds in such account. The Borrower acknowledges:
(1) that such debit entries may cause an overdraft of such account which may result in the Bank's refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

Late Fee. Any principal or interest which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest, up to the maximum amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per late charge. The Borrower agrees to pay and stipulates that five percent (5.00%) of the total payment due is a reasonable amount for a late payment charge. The Borrower shall pay the late payment charge upon demand by the Bank or, if billed, within the time specified.

Purpose of Loan. The Borrower acknowledges and agrees that this Note evidences a loan for a business, commercial, agricultural or similar commercial enterprise purpose, and that no advance shall be used for ·any personal, family or household purpose. The proceeds of the Joan shall be used only to refinance existing indebtedness and for the Borrower's working capital purposes.

Credit Facility. The Bank has approved a credit facility to the Borrower in a principal amount not to exceed the face amount of this Note. The credit facility is in the form of advances made from time to time by the Bank to the Borrower. This Note evidences the Borrower's obligation to repay those advances. The aggregate principal amount of debt evidenced by this Note is the amount reflected from time to time in the records of the Bank. Until the earliest to occur of maturity, any default, event of default, or any event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, the Borrower may borrow, pay down and reborrow under this Note subject to the terms of the Related Documents.

Per Annum. In this Note the term "Per Annum" means for a year deemed to be comprised of 360 days.

Miscellaneous. This Note binds the Borrower and its successors, and benefits the Bank, its successors and assigns. Any reference to the Bank includes any holder of this Note. This Note is subject to that certain Credit Agreement by and between the Borrower and the Bank, dated May 10, 2013, and all amendments, restatements and replacements thereof(the "Credit Agreement") to which reference is hereby made for a more complete statement of the terms and conditions under which the loan evidenced hereby is made and is to be repaid. The terms and provisions of the Credit Agreement are hereby incorporated and made a part hereof by this reference thereto with the same force and effect as if set forth at length herein. No reference to the Credit Agreement and no provisions of this Note or the Credit Agreement shall alter or impair the absolute and unconditional obligation of the Borrower to pay the principal and interest on this Note as herein prescribed. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. If any one or more of the obligations of the Borrower under this Note or any provision hereof is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower and the remaining provisions shall not in any way be affected or impaired; and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of such obligations or provisions in any other jurisdiction. Time is of the essence under this Note and in the performance of every term, covenant and obligation contained herein.

Address: 1520 E. Pima Street Phoenix, AZ 85034-4639	Borrower: SkyMall, LLC By: /s/ Tina Rhodes-Hall Tina Rhodes-Hall, Secretary Printed Name Title Date Signed: 5/15/2013